Sunrise Realty Trust, Inc. Expands Revolving Credit Facility to $90 Million
with Addition of City National Bank as Joint Lead Arranger
WEST PALM BEACH, FL, May 20, 2025 – Sunrise Realty Trust, Inc. (“SUNS”) (Nasdaq: SUNS), a lender on the TCG Real Estate platform, today announced the expansion of its senior secured revolving credit facility (the “Credit Facility”) to $90 million in total commitments. The expansion follows a new $40 million commitment from City National Bank of Florida (“CNB”), which joins the facility as Joint Lead Arranger. East West Bank, the Administrative Agent, initially provided a $50 million commitment when the facility was established in November 2024. The Credit Facility remains expandable to $200 million, subject to customary conditions and additional lender participation.
Proceeds from the Credit Facility will be used to fund SUNS’ commercial real estate loan pipeline, support existing commitments, and provide general working capital.
“The continued growth of our credit facility reflects strong confidence in SUNS’ disciplined lending approach and market opportunity,” said Brian Sedrish, Chief Executive Officer of SUNS. “Adding a second leading institution as Joint Lead Arranger gives us added capacity and flexibility to deliver on our strategy and support sustained portfolio growth across the region.”
“This commitment reflects CNB’s confidence in SUNS and its leadership team’s disciplined and proven approach to private credit,” said Anthony Martinez, Director of CNB’s Direct Lender Banking. “This opportunity was originated in coordination with the syndications and placement team within our capital markets business. It is a testament to CNB’s commitment to supporting relationship-centric private credit firms based in Florida.”
About Sunrise Realty Trust, Inc.
Sunrise Realty Trust, Inc. (Nasdaq: SUNS) is an institutional commercial real estate (“CRE”) lender providing flexible financing solutions to sponsors of CRE projects primarily in the Southern United States. It focuses on transitional CRE business plans with the potential for near-term value creation, collateralized by top-tier assets predominantly located in established and rapidly expanding Southern markets. For additional information regarding the company, please visit www.sunriserealtytrust.com.
About TCG Real Estate
TCG Real Estate refers to a group of affiliated CRE-focused debt funds, including a Nasdaq-listed mortgage REIT, Sunrise Realty Trust, Inc. (Nasdaq: SUNS), and a private mortgage REIT, Southern Realty Trust Inc. The funds provide flexible financing on transitional CRE properties that present opportunities for near-term value creation, with a focus on top-tier CRE assets located primarily within markets in the Southern U.S. benefitting from economic tailwinds with growth potential.
About City National Bank of Florida
City National Bank of Florida (CNB) is the financial institution to which Floridians have turned for more than 75 years. Based in Miami, CNB is the second-largest financial institution in the state, with over 30 branches and nearly 1,000 employees. With more than $26 billion in assets, CNB is also one of the nation’s fastest-growing banks. CNB provides services including commercial banking, real estate lending, private banking, wealth management, international banking, treasury management, corporate services, commercial real estate, residential mortgages, and a capital markets group which offers loan syndication, specialty finance and capital placement.
About East West Bank

East West Bank provides financial services that help customers reach further and connect to new opportunities. East West Bancorp, Inc. is a public company (Nasdaq: EWBC) with total assets of $76 billion as of December 31, 2024. The company's wholly owned subsidiary, East West Bank, is the largest independent bank headquartered in Southern California and operates over 110 locations in the United States and Asia. The Bank's markets in the United States include California, Georgia, Illinois, Massachusetts, Nevada, New York, Texas and Washington.
Investor Relations Contact
Robyn Tannenbaum
561-510-2293
ir@sunriserealtytrust.com